Exhibit 16.1

Deloitte & Touche LLP Suite 400 3883 Howard Hughes Parkway Las Vegas, NV 89169-0924 USA Tel: +1 702 893 3100 Fax: +1 702 893 3298 www.deloitte.com

October 12, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of NGA HoldCo’s Form 8-K/A dated October 12, 2011, and we agree with the statements made therein.

Yours truly,

/s/ Deloitte & Touche LLP

Member of Deloitte Touche Tohmatsu